UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting material Pursuant to §240.14a-12

Crown Castle Inc.

(Name of Registrant as Specified in Its Charter)

BOOTS PARALLEL 1, LP

BOOTS, LP

BOOTS GP, LLC

BOOTS CAPITAL MANAGEMENT, LLC

4M MANAGEMENT PARTNERS, LLC

4M INVESTMENTS, LLC

WRCB, L.P.

CHARLES CAMPBELL GREEN III

DAVID P. WHEELER

THEODORE B. MILLER, JR.

TRIPP H. RICE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

On February 20, 2024, Reuters posted the following interview with Theodore B. Miller, Jr., President of Boots Capital Management, LLC (“Boots Capital”), relating to his nomination of four director nominees to the Crown Castle Inc. (“Crown Castle” or the “Corporation”) board of directors. The interview has been posed on the Reuters website available at: https://www.reuters.com/markets/deals/crown-castle-co-founder-says-company-could-fetch-up-15-bln-fiber-assets-2024-02-20/, and a copy is set forth below.

Crown Castle co-founder says company could fetch up to $15 bln for fiber assets

Reuters News

By Greg Roumeliotis

20 February 2024

Crown Castle's (CCI.N) co-founder Ted Miller said on Tuesday that the U.S. telecommunications infrastructure company could fetch as much as $15 billion by selling its fiber assets if it let him and his partners join its board of directors.

Miller told Reuters in an interview that he and his team were best positioned to find buyers for the fiber business and help Crown Castle upgrade its tower assets so it can keep up with advances in wireless network technology.

"When you create a company from scratch and take it public, you learn a lot more than when you take over from someone else," Miller said.

A spokesperson for Crown Castle did not immediately respond to a request for comment on Miller's demands. The Houston-based company said in December it would explore a sale of its fiber business after reaching a deal with hedge fund Elliott Investment Management over shaking up its board.

Miller has told Crown Castle he can help it fetch between $12 billion and $15 billion for its fiber assets and that he has already carried out preparatory work that will save it six months in finding buyers, so it can complete a deal by the end of 2024.

This work, which Miller said he had spent $5 million on, included signing 25 non-disclosure agreements with prospective buyers and identifying more than $1 billion in tax benefits that could be realized if the deal closed this year, Miller said.

The deal's proceeds could be used to pay down debt and buy back $1.9 billion in stock, he added.

Miller, who together with co-investors has a stake in Crown Castle worth more than $100 million, has asked that the company appoint him executive chairman and that three of his partners also join the board of directors. They are former Crown Castle chief financial officer Chuck Green, former Credit Suisse investment banker David Wheeler, and Tripp Rice, Miller's son-in-law and a partner in Miller's firm, 4M Investments.

The Wall Street Journal reported earlier this month on Miller's challenge against Crown Castle's board.

MILLER SEEKS OVERHAUL

Miller said he could help eliminate the discount at which Crown Castle shares trade to peers such as SBA Communications (SBAC.O) and American Tower (AMT.N) not just through the fiber divestiture but by improving operations.

He has criticized the company for raising its staff headcount while keep its number of towers steady at around 40,000, and for not fully adopting technological innovations such as drone data and artificial intelligence.

"I don't believe Crown Castle has the leadership needed to right the ship, sell the fiber business, invest in its towers, restore relationships with major carriers and fix its broken culture," Miller said.

Crown Castle is looking for a chief executive after Jay Brown stepped down last month following more than 7 years at the helm. Anthony Melone, a former Verizon Communications (VZ.N) chief technology officer and one of Crown Castle's board directors, is serving as interim chief executive.

Miller also criticized Crown Castle's pact with Elliott and asked that Crown Castle let shareholders vote on it.

The agreement, which added an Elliott representative and a former Level-3 Communications executive to Crown Castle's board, gave Elliott too much influence without requiring it to stick to ownership thresholds, Miller said.

Elliott sold down its investment in Crown Castle from about $2 billion in December to just $141 million, Miller said, citing Elliott's most recent regulatory filing.

An Elliott representative did not immediately respond to a request for comment.

Miller, 72, co-founded Crown Castle in 1994 and served as its chief executive until 2002. He has since founded and served on the board of several other companies.

Crown Castle, which rents out towers to wireless carriers such as Verizon and AT&T (T.N), has a market value of $47 billion. Its shares have dropped 23% in the last 12 months versus an 11% decline in American Tower's shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Participants’ (as defined below) objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Boots Capital (as defined below) or any of the other Participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Boots Capital or the other Participants that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Boots Capital nor any Participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Boots Capital and the other Participants do not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Boots Capital and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying GOLD universal proxy card (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”).

The participants in the proxy solicitation are currently anticipated to be Boots Parallel 1, LP, Boots, LP (and together with Boots Parallel 1, LP, the “Boots Funds”), Boots Capital Management, LLC (“Boots Capital”), Boots GP, LLC (“Boots GP”), 4M Management Partners, LLC (“4M Management Partners”), 4M Investments, LLC (“4M Investments”), WRCB, L.P. (“WRCB”), Theodore B. Miller, Jr. and Tripp H. Rice (collectively, the “Boots Parties”); and Charles Campbell Green III and David P. Wheeler (together with Mr. Miller and Mr. Rice, the “Boots Nominees,” and together with the Boots Parties, the “Participants”).

Boots GP, as the general partner of each of the Boots Funds, and 4M Management Partners, as the investment advisor of each of the Boots Funds, may each be deemed to beneficially own interests in an aggregate of 784,009 shares of the Corporation’s common stock, $0.01 par value (the “Common Stock”) held in the Boots Funds (including interests in 182,997 shares of Common Stock underlying over-the-counter forward purchase contracts and interests in 601,012 shares of Common Stock underlying over-the-counter share option contracts). WRCB beneficially owns interests in 135 shares of Common Stock underlying a call option. Mr. Miller has direct ownership of 200 shares of Common Stock, which includes 100 shares of Common Stock held of record and 100 shares of Common Stock held of record as tenant in common with his wife. In addition, Mr. Miller may be deemed to beneficially own interests in an aggregate of 784,716.958 shares of Common Stock (which includes interests in 784,009 shares of Common Stock held by the Boots Funds, which Mr. Miller may be deemed to beneficially own as the President and managing member of 4M Management Partners and a Manager and the President of Boots GP, interests in 400 shares of Common Stock underlying call options owned beneficially and as a tenant in common with his wife, interests in 135 shares of Common Stock underlying a call option owned beneficially by WRCB, which Mr. Miller may be deemed to beneficially own as sole member of one of the general partners of WRCB, and 172.958 shares of Common Stock held through the Corporation’s 401(k) Plan in the Crown Castle Stock Fund. Mr. Rice is the record holder of 100 shares of Common Stock and, as the Vice President of 4M Management Partners and a Manager and the Vice President of Boots GP, Mr. Rice may be deemed to beneficially own interests in 784,009 shares of Common Stock held by the Boots Funds. Mr. Green beneficially owns 1,736 shares of Common Stock in joint tenancy with his wife. All of the foregoing information is as of the date hereof unless otherwise disclosed.

IMPORTANT INFORMATION AND WHERE TO FIND IT

BOOTS CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF CROWN CASTLE TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, AS WELL AS PROXY MATERIALS FILED BY CROWN CASTLE AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.